SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 14, 2006
GRUBB & ELLIS COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307

(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
formation)
2215 Sanders Road, Suite 400, Northbrook, Illinois 60062

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code
(847) 753-7500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On April 14, 2006, Grubb & Ellis Company (the “Company”) further amended its secured credit facility, which it initially entered into on June 11, 2004, and amended on March 31, 2005 (the “Former Facility”), increasing the amount of its existing term loan and revolving line of credit under the Former Facility (the Former Facility, as amended on April 14, 2006, the “Credit Facility” or the “Facility”) and revising certain other terms pursuant to the terms and conditions of that certain Amended and Restated Credit Agreement (the “Amended Credit Agreement”), dated as of April 14, 2006, by and among the Company, certain of the Company’s subsidiaries (the “Guarantors”), the “Lender” (as defined in the Credit Agreement), Deutsche Bank Securities, Inc., as sole book-running manager and sole lead arranger, and Deutsche Bank Trust Company Americas (“Deutsche Bank”), as the initial swing line bank, the initial issuer of letters of credit and administrative agent for the Lenders.
     Under the amended Credit Agreement, the currently outstanding $25 million term loan portion of the Credit Facility was increased to $40 million. The revolving credit line component of the Facility was increased from $35 million to $60 million. The aggregate result of these changes increased the overall size of the Credit Facility from $60 million to $100 million. There are no borrowings currently outstanding under the revolving credit line portion of the Facility, and the Company has no immediate plans regarding the use of such line. In addition, the term of the Credit Facility has been extended by approximately one year, and it now matures on April 13, 2009; subject to the Company’s right, upon thirty (30) days prior written notice and payment of a fee equal to 50 basis points of the amount extended under the Facility, to extend the term of the Credit Facility for an additional twelve (12) months until April 13, 2010. Proceeds of the Credit Facility may be used for general corporate purposes, (including the refinancing of the Former Facility), funding the Company’s growth initiatives, working capital purposes and stock repurchases.
     Under the Credit Facility, the Company reduced the amount of its minimum required annual cash flow (“EBITDA” as defined in the Amended Credit Agreement) by amounts ranging from $1.0 to $2.5 million annually through the term of the Credit Facility, from the previous requirements of the Former Facility. Similarly, other financial terms and conditions of the Credit Facility, such as the Debt/EBITDA ratio required to be maintained by the Company, the interest coverage ratio required to be maintained by the Company and the interest rate payable by the Company under the Facility are generally more favorable to the Company than they were under the Former Facility. Other terms and provisions under the Credit Facility remained materially unchanged.
     As a condition to the entering into of the Amended Credit Agreement, the Company and certain subsidiaries and grantors simultaneously entered into an Amended and Restated Security agreement dated April 14, 2006 with Deutsche Bank, in its capacity as administrative agent (the “Amended Security Agreement”), pursuant to which the Company reaffirmed its prior grant of a first priority security interest in all of the Company’s assets to the “Secured Parties”, as that term is defined in the Amended Security Agreement.
     The foregoing is a summary of the terms and conditions of each of the Amended Credit Agreement and the Amended Security Agreement, and does not purport to be a complete discussion of either document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of both of the foregoing documents, each of which is annexed to this Current Report on Form 8-K as Exhibits.
Item 8.01 Other Events.
     On April 20, 2006, the Company issued a press release announcing that it had hired Robert Z. Slaughter as the Company’s Executive Vice President and General Counsel, effective as of April 17, 2006.
     Prior to joining the Company, from 2001 to April 14, 2006, Mr. Slaughter was a partner in the law firm of Jenner & Block, LLP, based in Chicago, Illinois, where his primary practice focused on corporate, securities, governance and commercial matters. Before joining Jenner & Block, Mr. Slaughter was the Vice President and General Counsel for the Moore Corporation Limited, which was subsequently combined with R.R. Donnelley and Sons Co. The Moore Corporation provided business communications, products, services and solutions through print and digital technology.
Item 9.01. Financial Statements and Exhibits.
     (d) The following are filed as Exhibits to this Current Report on Form 8-K:
1.	Amended and Restated Credit Agreement, dated as of April 14, 2006, entered into by and among Grubb & Ellis Company, certain of its subsidiaries (the “Guarantors”), the “Lender” (as defined therein), Deutsche Bank Securities, Inc., as sole book-running manager and sole lead arranger, Deutsche Bank Trust Company Americas, as initial swing line bank, the initial issuer of letters of credit and administrative agent for the lender parties.

2.	Amended and Restated Security Agreement, dated as of April 14, 2006, by and among Grubb & Ellis Company, certain of its subsidiaries and Deutsche Bank Trust Company Americas, as administrative agent, for the “Secured Parties” (as defined therein).

3.	Press Release issued by Grubb & Ellis Company on April 14, 2006.

4.	Press Release issued by Grubb & Ellis Company on April 20, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY

	By:	/s/ Shelby E. Sherard
Dated: April 20, 2006		Shelby E. Sherard Chief Financial Officer